UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Monster Worldwide, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Monster Worldwide, Inc.
Annual Meeting of Stockholders
June 9, 2015
Supplemental Information
Proposal No. 1 — Election of Directors
and
Proposal No. 4 — Advisory Vote to Approve Named Executive Officer Compensation
In response to recent inquiries from stockholders, the Company is providing additional information to stockholders with regard to changes to the Compensation Committee and the Compensation program – both stemming from our ongoing dialogue with stockholders. As is described in greater detail below under “2014 Stockholder Outreach”, in 2014 the Company had extensive conversations with stockholders. Stockholder concerns were seriously considered and resulted in a number of changes to compensation and in governance that were made following the appointment of a new Chief Executive Officer (“CEO”). The changes resulting from stockholder feedback are ongoing and are described in our 2015 Proxy Statement and more specifically below under “Actions Taken in Response to Stockholder Feedback”. In addition, the Company announces that the following actions are being taken:
Compensation Committee Reconstituted with John Gaulding as new Chairman
John Gaulding has been appointed to the Compensation Committee as its Chairman, effective May 28, 2015. Mr. Gaulding brings an additional perspective to the Compensation Committee at a time when the Company’s compensation practices are continuing to be reshaped in response to stockholder feedback and following significant management changes in November 2014. In addition, the Board has concluded to reconstitute the composition of the Compensation Committee further immediately following the Annual Meeting by appointing James P. McVeigh, a new member of the Board, to the Compensation Committee at that time. These new appointments will result in a change in two thirds of the Compensation Committee. With a new Chair and a changed composition, we expect the reconstituted Compensation Committee to take a fresh look at compensation practices with a view to continuing the significant changes already made, while taking into account stockholder feedback that we have compiled thus far and that will be continue to be solicited on an ongoing basis. In addition, this will enable the outgoing Compensation Committee Chairman to focus on his Board leadership responsibilities as the Company’s non-executive Chairman of the Board of Directors.
Changes to Peer Group and Informal Benchmarking at 75th Percentile
The Company operates in a highly competitive environment for talent, and recognizes that its overall compensation must also be competitive to enable it to attract and retain the best talent critical to the execution of the Company’s strategic plan and driving the business forward. While no formal rule was set, in recent years the Compensation Committee has adhered to the belief that compensation for the Company’s executive officers should be generally in the range of the 75th percentile of total compensation, as compared to its peer group of companies. However, the Compensation Committee considers many other factors in deciding the compensation of our executive officers, including competitive requirements, broader market best practices, and the business judgment of its members after considering the recommendations of compensation consultants for context both competitively within our peer group as well as the market at large.
In response to stockholder feedback regarding the size of the companies in our peer group and the use of the 75th percentile as the general target for executive compensation, the Compensation Committee has commenced a comprehensive review of its informal benchmarking practices, together with its compensation consultant Aon Hewitt Consultants. Accordingly, in July 2015, the Compensation Committee expects to adopt a new peer group of companies whose market capitalizations, revenues and industries more closely resemble those of the Company. Additionally, the Compensation Committee endeavors to calibrate compensation such that it is more closely aligned with its peers after taking into consideration the Company’s relative performance.
2014 Stockholder Outreach
In 2014, members of Company management and the Compensation Committee engaged in conversations with more than a dozen of the Company’s largest stockholders (representing approximately 50% of our outstanding common stock) to directly seek feedback and understand their concerns regarding the Company’s compensation programs and practices. Our Compensation Committee, as well as the full Board, considered feedback from stockholders leading up to the 2014 Annual Meeting of Stockholders as well as feedback received over the course of the remainder of 2014. The Committee took the input and the results very seriously and the issues raised were immediately taken into consideration when determining its approach to 2014 NEO compensation. We believe that the compensation practices that were initiated following that vote effectively reflect the feedback that we received from stockholders and begin to address the sentiments expressed in 2014’s “say on pay” vote. Furthermore, we believe that the structure and size of the compensation of our newly appointed CEO and Chief Operating Officer (“COO”) reflect the fact that we have taken those concerns into account in setting compensation for incoming executives as well as existing ones. The feedback that we have received following the change in management, while covering a wide range of issues in addition to compensation, has been positive.

Many of our stockholders have different methodologies and processes for evaluating compensation programs, thus some of the views expressed varied materially; however, a number of common themes emerged which we have addressed and will continue to address going forward, including:

•
A desire for more rigorous performance standards with respect to equity awards and performance metrics tied to business results. Some stockholders did not feel that the terms of the stock price performance targets used in equity awards previously awarded by the Company were rigorous enough, especially given the volatility of our stock. Additionally, other stockholders expressed a desire that the performance criteria for these equity awards should be more closely tied to results of the business, as opposed to the impact that near term results can have on the stock price.

•
The magnitude of executive compensation and the disparity of CEO pay when compared to the other NEOs. Some stockholders expressed concern with the overall amount of compensation paid to our former CEO and the disparity between his compensation and the compensation of our other NEOs.

•
The payment of discretionary bonuses in years where no bonuses were earned under applicable incentive plans and the use of equity to fund such compensation. A number of stockholders requested that the Company be more judicious with its use of equity in its compensation programs.

Actions Taken in Response to Stockholder Outreach
The Compensation Committee and Board reviewed and considered our stockholders’ feedback as part of their comprehensive evaluation and subsequent adoption of a more performance based compensation program for our NEOs beginning in 2014. The Compensation Committee approved the following changes, many of which are directly responsive to the feedback we received from our stockholders:

•
Separation of Chairman and CEO roles and Related Decrease in CEO Compensation. In conjunction with the Company’s change in senior management structure, the Compensation Committee and the Board separated the positions of Chairman of the Board, CEO and COO. In conjunction with appointing a new CEO, the compensation level for that position has been reduced significantly compared to historical levels, reflecting the separation of the positions of Chairman and CEO, the creation of the position of COO and stockholder feedback. As a result, there has been substantial compression between the level of CEO compensation and the level of compensation of the rest of the named executive officers. The Compensation Committee also believes that the new compensation level brings CEO compensation more in line with comparable positions at comparable companies.

•
Restructuring of Stock Price Performance Equity Awards. In recognition of the volatility of the price of the Company’s common stock and to increase the rigor of the performance criteria, with respect to newly granted performance-based RSUs, the Compensation Committee doubled the number of consecutive trading days during which the higher share price target must be achieved for vesting when vesting is based on share price appreciation. Specifically, the original requirement of fifteen (15) trading days in any 30 day trading period was increased to thirty (30) consecutive trading days, thereby decreasing vesting that can result from short term spikes in the stock price.

•
Establishment of Business Performance Targets in Equity Awards. The CEO and COO have been specifically tasked with attaining an improvement in EBITDA margins that would result from the successful implementation of the Company’s strategic business plan. These objectives must also be achieved within the time frame contemplated by our strategic plan as publicly disclosed to the Company’s stockholders and the investment community. The vesting of the EBITDA-based performance equity awards granted to the CEO and COO is dependent on the achievement of this EBITDA margin within the prescribed time frame, aligning compensation to operational performance and goals.

•
No Incentive Compensation Awarded for 2014 Performance. The Company’s performance in 2014 did not achieve the targets established for the 2014 Performance Plan. Accordingly, the Compensation Committee did not authorize any payments to the NEOs for their performance in 2014. Both management and the Board have committed that incentive compensation, merit increases or equity awards will only be considered when the Company demonstrates successful execution against its strategic plan. This clearly demonstrates an absolute link between pay and performance, and alignment with stockholder value creation.

•
No Broad-based Equity Awards in 2014. In recognition of the concerns expressed by a number of our stockholders over the amounts and size of awards granted in 2013, no broad-based equity awards were granted in 2014.

The Compensation Committee believes that these actions, as well as its other compensation decisions in 2014 and early 2015 reflect appropriate consideration to the results of the Company’s advisory “say-on-pay” vote results in 2014 and the stockholder commentary solicited in connection therewith. In addition to specific outreach on the topic of compensation, the company continued to elicit feedback throughout the year during the course of its regular engagement with stockholders and those comments were relayed to the Compensation Committee as it continued to review the program and refine it.
The Board of Directors believes that the members of the Compensation Committee deserve the support of our stockholders.